                                                                     EXHIBIT 8.1
                        Williams, Caliri, Miller & Otley
                           A Professional Corporation
                                 1428 Route 23
                         Wayne, New Jersey  07474-0995

November 9, 1995


Great Falls Bancorp
55 Union Boulevard
Totowa, NJ 07512

Bergen Commercial Bank
Two Sears Drive
Paramus, NJ  07652

Re:       Proposed Acquisition of Bergen Commercial Bank
          Common Stock
          ----------------------------------------------

Gentlemen:

Following are our opinions regarding the federal income tax consequences of the acquisition proposed to be consummated pursuant to an Acquisition Agreement and a Plan of Acquisition (collectively, the "Agreement"), each dated August 16, 1995, pursuant to which Great Falls Bancorp ("GFB") will acquire all of the outstanding shares of common stock of Bergen Commercial Bank ("BCB") (the "Acquisition").

Unless the context clearly otherwise requires, terms used in this letter which are not otherwise defined herein shall have the same meaning herein as the meaning of those terms in the Agreement or, as applicable, in the Joint Proxy Statement of BCB and GFB to their shareholders (the "Proxy Statement") with respect to Special Meetings of Shareholders of BCB and of GFB, each to be held December 19, 1995 for the purpose of approving the Acquisition.

We have examined the Agreement, the Proxy Statement, and such other documents and instruments and satisfied ourselves as to such other matters as we have deemed necessary as a basis for the opinions set forth below. In rendering this opinion, we have assumed the accuracy of certain facts contained in the Agreement, the Proxy Statement, and such other documents and instruments, including but not limited to the representations of GFB and BCB in the Agreement and the Proxy Statement, and have made no independent verification of such facts. We have also assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals and the conformity with originals of all copies of documents reviewed by us.

Based on the foregoing, and assuming that the acquisition is consummated in accordance with the terms and conditions of the Agreement, it is our opinion as follows:

          1. With respect to the acquisition of BCB Common Stock by GFB upon the terms and conditions set forth in the Agreement and subject to the discussion below, for federal income tax purposes (i) the acquisition will be a tax-free reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) GFB and BCB will each be a party to a reorganization within the meaning of the Code.

          2. Neither GFB nor BCB will recognize gain or loss as a result of the Acquisition.

          3. A shareholder of BCB who receives only shares of GFB Common Stock will not recognize gain or loss as a result of the Acquisition. A shareholder of BCB who receives cash in lieu of fractional shares of GFB Common Stock, and a shareholder of BCB who exercises dissenter's rights and receives cash equal to the appraised value of such shareholder's BCB Common Stock, will be treated as having received a distribution pursuant to the Code in redemption of the recipient shareholder's BCB Common Stock, to the extent cash has been received in exchange for shares of BCB Common Stock, giving rise to the recognition of capital gain or loss measured by the difference between the amount realized on the distribution and the recipient shareholder's adjusted basis in his fractional share interest or the dissenting shareholder's BCB Common Stock, as the case may be; provided, however, in the event that any such cash payment is deemed as to any particular recipient shareholder to be substantially equivalent to a dividend, such payment shall be treated as a dividend, a return of capital and/or gain from the sale of property as provided by the Code.

          4. Each BCB shareholder's basis for shares of GFB Common Stock received in the exchange will be the same as such shareholder's basis for the shares of BCB Common Stock exchanged therefor, decreased by the amount of money received, and increased by the amount treated as a dividend and by the amount of gain recognized on the exchange. Each BCB shareholder's holding period for the GFB Common Stock received will include the holding period for the BCB Common Stock exchanged therefor, provided that the shares of BCB Common Stock were held as a capital asset on the Effective Time.

          5. A shareholder of GFB who exercises dissenter's rights and receives cash equal to the appraised value of such shareholder's GFB Common Stock will be treated as having received a distribution pursuant to the Code in redemption of the recipient shareholder's GFB Common Stock, giving rise to the recognition of capital gain or loss measured by the difference between the amount realized on the distribution and the adjusted basis in his GFB Common Stock; provided, however, in the event that any such cash payment is deemed as to any particular recipient GFB shareholder to be substantially equivalent to a dividend, such payment shall be treated as a dividend, a return of capital and/or gain from the sale of property as provided by the Code.

          6. The income tax consequences for any particular shareholder of BCB or GFB may be affected by matters not discussed herein. Shareholders of BCB and GFB should therefore consider consulting their own personal tax advisors as to the tax consequences of the Acquisition to them, including any state and local consequences.

This description of the tax consequences is based upon the facts existing on the date hereof and upon Federal income tax laws currently in effect.

Very truly yours,


WILLIAMS, CALIRI, MILLER & OTLEY
A Professional Corporation